NEWS RELEASE
For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY UPDATES OPERATING ACTIVITIES

LAFAYETTE, LA - June 4, 2007 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has finished completion operations on its third operated horizontal Woodford Shale well. The Company has now successfully completed three operated horizontal wells in the Woodford Shale. The third horizontal well has tested at an initial rate of approximately 1.5 MMcfe per day while continuing to unload a significant amount of water, and current cost estimates for the well are approximately $4 million. The first two horizontal wells are currently producing at a combined gross rate of approximately 3.6 MMcfe per day after flowing for approximately four and two months, respectively. The Company is currently drilling its fourth operated horizontal well and expects to be at total depth within three weeks. In addition, the Company has participated in five non-operated horizontal wells in the Woodford Shale during 2007. “We are very excited with our results to date in the Woodford Shale and expect to remain extremely active in this core trend throughout the year,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

In East Texas, the Toms prospect is expected to begin production during the next week. The first well in the Toms prospect has been completed in both the Travis Peak and Cotton Valley sands, and the second well is currently being completed. Additionally, the Palmer prospect is expected to commence production by the end of the second quarter. Drilling also continues in the Company’s Southeast Carthage Field.

In the Gulf Coast basin, the Company’s Pelican Point #2 prospect was drilled to total depth and the log indicated that the well will not be commercially productive. The well is being temporarily abandoned and the area is being evaluated for future opportunities.

The Company’s Bandon Dunes prospect is currently drilling and is expected to reach total depth during the second quarter. The Company has a 28% working interest in the well. Based on logging operations over the shallower horizons, the Company has determined that the well will be completed, and the two deeper horizons will be evaluated over the next 30 days.

The Company’s Kosati Pines prospect is currently drilling and is expected to reach total depth within the next 45 days. The Company has a 25% working interest in this well.

Drilling operations continue on the Company’s Atchafalaya prospect and the well is expected to be logged during the third quarter. The Company has a 23% working interest in this prospect.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.